EXHIBIT 3.2

                                 Law Offices of
                             CHAPMAN AND CUTLER LLP
              111 West Monroe Street, Chicago, Illinois  60603-4080
                            Telephone (312) 845-3000
                            Facsimile (312) 701-2361
                                   chapman.com
Theodore S. Chapman                                      San Francisco
1877-1943
Henry E. Cutler                                          595 Market Street
1879-1959                                                San Francisco, CA 94105
                                                         (415) 541-0500

                                                         Salt Lake City

                                                         201 South Main Street
                                                         Salt Lake City,
                                                           Utah 84111
                                                         (801) 533-0066

                               September 16, 2008



Advisors Asset Management, Inc.
18925 Base Camp Road, Suite 203
Monument, Colorado  80132-3415

The Bank of New York Mellon
BNY Atlantic Terminal
2 Hanson Place, 12th Floor
Brooklyn, New York  11217


     Re:             Advisors Disciplined Trust 281

Ladies/Gentlemen:

     We have acted as counsel for Advisors Disciplined Trust 281 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units"), under a trust agreement dated September 16, 2008 (the "Indenture") among Advisors Asset Management, Inc., as depositor and supervisor (the "Depositor"), and The Bank of New York Mellon, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trust: Municipal Closed-End Portfolio, Series 10 (the "Trust"). This opinion applies only to the Trusts. Holders of beneficial interests in the Trusts are referred to herein as the "Unitholders".

     In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent (the "Transaction Documents"). For purposes of this opinion, we are assuming that the Trust will at all times be operated in accordance with the Indenture and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trust at all times in accordance with the Indenture or failure to comply fully at all times with the terms of the Indenture could result in tax treatment different from that described below.





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     You have informed us, and we are assuming, that the assets of the Trust will consist of a portfolio as set forth in the Prospectus. All of the assets of the Trust constitute the "Trust Assets." You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and express no opinion as to the Federal income or state tax treatment thereof.

     The Transaction Documents include certain representations by the Depositor and the Trustee with respect to which we have no independent knowledge and have done no independent investigation. Such representations include, without limitation, that: (i) a Trust will acquire and hold the Trust Assets solely for the account of the Unitholders; (ii) the activities of a Trust will consist of the investment of funds in the Trust Assets, the collection of the income and proceeds from such investments, and the incidental replacement of Trust Assets and temporary reinvestment of proceeds under limited and specified circumstances; and (iii) a Trust has not and will not (a) establish an office,
(b) hire employees, or (c) conduct any acts not permitted by the Indenture.

     Based upon the foregoing and assuming the accuracy of the aforementioned representations and assumptions on the date hereof as well as continuing satisfaction of such representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable:

         (i) We are of the opinion that, under existing United States Federal income tax law, the Trust is not an association taxable as a corporation for Federal income tax purposes but will be classified as a grantor trust and will be governed by the provisions of subpart E of Part I of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

        (ii) Section 671 of the Code provides that, where a trust grantor is treated as the owner of any portion of a trust, there shall then be included in computing the taxable income and credits of the grantor those items of income, deductions and credits against tax of the trust which are attributable to that portion of the trust to the extent that such items would be taken into account under the Code in computing taxable income or credits against the tax of an individual. Each Unitholder is treated as the owner of a pro rata portion of the Trust under Section 676 of the Code. Therefore, a Unitholder will be considered as owning a pro rata share of each of the Trust Assets in the proportion that the number of Units held by him or her bears to the total number of Units outstanding. We are of the opinion that, under existing United States Federal income tax law, (a) under subpart E, subchapter J of chapter 1 of the Code, income of the Trust will be treated as income of each Unitholder in the proportion described above, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trust's assets and (b) each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trust's assets.


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       (iii)   Although the discussion in the Prospectus under the heading
     "Taxes" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Units, in our opinion, under existing United States Federal income tax law, such discussion, taken as a whole, is an accurate summary in all material respects, to the extent that the discussion constitutes statements of law or legal conclusions with respect to United States federal income tax matters. In this regard, please note that (a) we have not examined any of the Trust Assets and we are therefore unable to express an opinion, and we express no opinion as to the federal income tax treatment thereof and (b) the discussion under "Taxes" depends in part on the facts peculiar to individual Unitholders of which we have made no investigation and have no knowledge.

        (iv) Based solely upon the existing laws of the State of New York and The City of New York, administrative interpretations thereof and court decisions as of the date hereof, we are of the opinion that (a) the Trust will not be subject to the New York State franchise tax imposed on domestic and foreign corporations by Article 9-A of the New York State Tax Law; (b) the Trust will not have taxable income subject to the New York State personal income tax imposed by Article 22 of the New York State Tax Law;
     (c) the Trust will not be subject to the unincorporated business tax imposed by Section 11-503 of the Administrative Code of The City of New York (the "Administrative Code"); (d) the Trust will not be subject to the general corporation tax imposed by The City of New York on domestic and foreign corporations under Section 11-603 of the Administrative Code; and
     (e) the Trust will not have taxable income subject to the personal income tax imposed by The City of New York under Section 11-1701 of the Administrative Code.

     Our opinion is based on the Code, the New York State Tax Law, the Administrative Code, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the Code, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service, the New York state or city taxing authorities nor a court of law, and has no official status of any kind. The Internal Revenue Service, the New York state or city taxing authorities or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.


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     This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States Federal, state, local or foreign law.

     The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, Including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

     Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

                                Very truly yours,



                                CHAPMAN AND CUTLER LLP



















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